Exhibit 10.7

FIRST ALLONGE

(to the Revolving Line of Credit Note Dated March 8, 2010)

THIS FIRST ALLONGE (the “Allonge”) is made and entered into as of the 7th day of March, 2011, by and between REG NEWTON, LLC, an Iowa limited liability company (the “Borrower”) and AGSTAR FINANCIAL SERVICES, PCA, a United States instrumentality, its successors and assigns (the “Lender”).

RECITALS

A. The Borrower previously executed and delivered to the Lender a Revolving Line of Credit Note in the original principal amount of $2,350,000.00, dated March 8, 2010 (the “Note”). This Allonge is permanently attached to said Note.

B. The Borrower and Lender have agreed to make certain modifications to the Note, all in accordance with the terms and conditions of this Allonge.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Allonge and for other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged by the Borrower and the Lender, the parties agree as follows:

1. Modification of Note. Notwithstanding any of the provisions of that certain Master Loan Agreement dated March 8, 2010 and that certain Second Supplement to the Master Loan Agreement and the Note to the contrary, paragraph #6 of the Note is hereby amended and restated to read as follows:

6. The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on March 5, 2012 (the “Revolving Line of Credit Loan Maturity Date”).

IN WITNESS WHEREOF, the parties hereto have caused this Allonge to be duly executed and delivered as of the date and year first above written.

BORROWER:	LENDER:

REG NEWTON, LLC, an Iowa limited liability company	AGSTAR FINANCIAL SERVICES, PCA, a United States instrumentality

/s/ Daniel J. Oh	/s/ Mark Schmidt
By: Daniel J. Oh	By: Mark Schmidt
Its: President	Its: Vice President